Exhibit 15

(PwC LLP Letterhead)

August 11, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated August 11, 2008 on our review of interim financial information of SouthWest Water Company for the three-month and six-month periods ended June 30, 2008 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2008 is incorporated by reference in its Registration Statements on Form S-3 (Nos. 333-77881, 333-35252, 333-63196, 333-69662, 333-70194, 333-106506, 333-111586, 333-121426 and 333-133399) and Form S-8 (Nos. 333-18513, 333-38935, 333-39506, 333-39508, 333-109444, 333-117713 and 333-134575).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Los Angeles, California